Exhibit 10.34

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (this “Amendment”) is made and entered into as of the 24th day of October 2023, by and between LUNDY ASSOCIATES, LLC, a California limited liability company (“Lessor”), and QUICKLOGIC CORPORATION, a Delaware corporation(“Lessee”).

R E C I T A L S:

A.    Lessor and Lessee entered into that certain AIR Standard Industrial/Commercial Multi-Tenant Lease -NET and Addendum dated as of February 13, 2019, as amended by that certain First Amendment to Lease dated September 23, 2020, and that certain Second Amendment to Lease dated June 24, 2021 (collectively, the “Lease”), whereby Lessor leased to Lessee, and Lessee leased from Lessor, certain premises consisting of approximately 24,164 rentable square feet (the “Premises”) located in that certain building at 2220 Lundy Ave., San Jose, California (the “Building”).

B.    Between the period of approximately April 2019 through January 2022, Lessee performed certain improvements and other work to the Premises (the “Unpermitted Work”) without obtaining the necessary permits from the City of San Jose (the “City”). As a result of the Unpermitted Work, the City notified Lessee of certain City building code violations, red-tagged the Building and issued a stop work notice to Lessee. The City required Lessee to rectify the Unpermitted Work by submitting the necessary permit applications with documentation, receiving permits, conducting inspections with the City, performing corrective work as directed by the City and receiving the City’s final approval and signoff on all permits and Unpermitted Work within a specified timeframe.

C.    On or about July 25, 2023, Lessee was issued permits by the City (the “Remedial Work Permits”) for the Unpermitted Work.

D.    On or about August 23, 2023 through August 25, 2023, the City performed onsite inspections of the Premises to observe the Unpermitted Work and ordered Lessee to perform certain additional improvements and other work to the Premises and the Building to remedy the Unpermitted Work so as to comply with all applicable Laws (collectively, the “Remedial Work”).

E.    Lessee has requested Lessor grant an extension of the Lease term, among other things, and Lessor is willing to grant Lessee an extension of the term of the Lease on the terms and conditions of this Amendment.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

A G R E E M E N T:

1.    Recitals; Capitalized Terms. Lessor and Lessee agree that the foregoing recitals are true, correct and complete and are hereby incorporated in this Amendment. Unless otherwise defined herein, capitalized terms as used herein shall have the same meanings as given thereto in the Lease.

2.    Completion of the Remedial Work. Lessee shall, at Lessee’s sole cost and expense, complete the Remedial Work in a diligent and timely manner in compliance with the Remedial Work Permits, all Laws, the provisions of Section 7.3 of the Lease and other conditions of approval that may be imposed by the City and/or other governmental and quasi-governmental agencies. Lessee shall deliver to Lessor copies of all correspondence from the City regarding the completion of the Remedial Work, including all documentation evidencing the final approval and sign off of the Remedial Work. If Lessee fails to obtain the City’s final approval and sign off of all the Remedial Work by January 31, 2024 (“Remedial Work Deadline”), Lessor shall have the right, in Lessor’s sole discretion, to terminate the Lease by written notice to Lessee effective as of a date (the “Termination Date”) that is nine (9) months from the date of termination notice (“Termination”), and the Term shall be extended until the Termination Date at the same Base Rent payable during the last year of the Term. Prior to exercising any such Termination, to the extent Lessor’s cooperation is required in order for Lessee to obtain an extension of the Remedial Work Deadline, Lessor agrees to work together with Lessee in good faith for Lessee to obtain an extension of the Remedial Work Deadline from the City for a reasonable period of time to complete the Remedial Work. Lessee agrees to inform Lessor regarding any delays (potential or actual) in Lessee’s ability to complete the Remedial Work by the Remedial Work Deadline. In the event Lessor elects to terminate this Lease as provided in this Section 2, Lessee shall surrender the Premises in the condition required by the Lease on the Termination Date, and Lessor reserves all of its rights and remedies under the Lease, including all of Lessor’s rights and remedies in connection with the Unpermitted Work and the Remedial Work. The provisions of this Section 2 shall survive the expiration or earlier termination of the Lease.

3.    Extension of Original Term. Provided Lessor does not exercise its right to terminate the Lease as provided in Section 2, Lessor and Lessee agree to extend the term of the Lease for an additional three (3) years (the “Extension Term”), commencing on April 15, 2024 (the “Extension Term Commencement Date”) and expiring on April 14, 2027 (the “Expiration Date”) on the terms and conditions set forth in this Amendment.

4.    Base Rent During Extension Term. Commencing on the Extension Term Commencement Date, Base Rent for the Premises shall be as follows:

Months:	Monthly Rent:

April 15, 2024 – March 14, 2025	$30,205.00

March 15, 2025 – April 14, 2025	$0.00*

April 15, 2025 – March 14, 2026	$31,111.15

March 15, 2026 – April 14, 2026	$0.00*

April 15, 2026 – March 14, 2027	$32,044.48

March 15, 2027 – April 14, 2027	$0.00*

*So long as no event of default shall have occurred under the Lease, Lessee’s obligation to pay Base Rent shall be abated for Months 12, 24 and 36 of the Extension Term (the “Abatement Period”). Lessee shall be obligated to pay Lessee’s Share of Common Area Operating Expenses during the Abatement Period. Lessee acknowledges and agrees that the foregoing Base Rent abatement has been granted to Lessee as Lessor’s contribution towards the Remedial Work, and for Lessee agreeing to pay the rental and perform the terms and conditions otherwise required under the Lease, as amended by this Amendment. In the event of a default by Lessee under the terms of the Lease as hereby amended, Lessor shall be entitled to recover such abated Base Rent granted during the Abatement Period to the extent permitted by Section 13.3 of the Lease. All such Rent shall be payable by Lessee to Lessor in accordance with the terms of the Lease.

5.    Additional Rent. Lessee shall continue to be responsible for the payment of Lessee’s Share of Common Area Operating Expenses during the Extension Term, and all other monetary obligations under the Lease.

6.    Security Deposit. The Security Deposit due under the Lease shall remain One Hundred Twelve Thousand Four Hundred Forty-One and 41/100 Dollars ($112,441.41) and the entire amount shall be held as the Security Deposit pursuant to Section 5 of the Lease, through the date Lessee has satisfied all of its obligations under the Lease. Section 57 of the Addendum is hereby deleted in its entirety.

7.    Option to Extend. Section 59 of the Lease and the AIRCR Option to Extend – Standard Lease Addendum attached to the Lease Form are hereby deleted in their entirety. Lessee shall have one (1) option to extend the term of the Lease for an additional five (5) years on the terms and conditions set forth in Exhibit A attached hereto.

8.    Bonus Rent. Section 61.B of the Addendum is hereby deleted in its entirety and replaced with the following:

“B. Bonus Rent. Any excess proceeds over and above the Base Rent (“Bonus Rent”) received by Lessee for a sublease or assignment to a third party shall be 100% payable to Lessor after Lessee deducts costs reasonably incurred by Lessee, including commission, brokerage fees, reasonable legal fees, and tenant improvements costs in connection with the proposed sublease or assignment.”

9.    Brokers. Each party represents and warrants to the other that no broker, agent or finder negotiated or was instrumental in negotiating or consummating this Amendment, except Ventana Commercial Properties, Inc., who represents Lessor only. Lessee agrees to defend, indemnify and hold harmless Lessor from and against any claim for commission or finder’s fee by any entity who claims or alleges that they were retained or engaged by Lessee or at the request of Lessee in connection with this Amendment.

10.    Hazardous Substances Disclosure Certificate. Per Section 51 of the Addendum, Lessee was required to fill out and deliver to Lessor concurrently with the execution of the Lease a Hazardous Substances Disclosure Certificate attached as Exhibit A to the Addendum. Although Lessee signed the Hazardous Substances Disclosure Certificate, Lessee failed to fill out the information in the Hazardous Substances Disclosure Certificate. Upon the execution of this Amendment, Lessee shall complete, execute and deliver to Lessor the Hazardous Substances Disclosure Certificate.

11.    Confidentiality. Lessee agrees that neither it, nor anyone acting on its behalf or in concert with it, will disclose any information relating to this Amendment and/or the contents of this Amendment, to any person or entity, and will hold all such information in the strictest confidentiality, except if compelled to disclose it by a court of law; provided, however, nothing in this Section 11 shall prevent Lessee from sharing information about this Amendment with its accountants or other professionals who require this information for tax preparation purposes or other legal review purposes.

12.    Counterparts; Electronic Delivery. This Amendment may be executed in counterparts, each of which will constitute an original, but all of which together will constitute one and the same instrument. The parties agree that a signed copy of this Amendment transmitted by one party to the other party(ies) by facsimile or electronic transmission will be binding upon the sending party to the same extent as if it had delivered a signed original of this Amendment.

13.    No Waiver by Lessor. Nothing in this Amendment shall be deemed a waiver by Lessor of any provision of the Lease or any breach by Lessee, or otherwise be implied as a waiver by any failure of Lessor to enforce any remedy on account of the violation of such provision, even if such violation shall continue or be repeated subsequently. Any waiver by Lessor of any provision of the Lease may only be in writing, and no express waiver shall affect any provision other than the one specified in such waiver and that one only for the time and in the manner specifically stated. Lessor does not and shall not be deemed to assume any liabilities of Lessee relating to the Premises or the business conducted therefrom.

14.    Lessee Representations. Lessee represents and warrants to Lessor as follows: (i) Lessee has not entered into any assignment, sublease, transfer, conveyance or other disposition of the Lease or any interest in the Lease or the Premises; (ii) Lessee has no knowledge of any existing or threatened claim, demand, obligation, liability, action or cause of action arising from or in any manner connected with the Lease or the Premises by any other party; (iii) Lessee has the authority to enter into this Amendment; and (iv) Lessee has not filed a bankruptcy petition; to the knowledge of Lessee, a bankruptcy petition has not been filed against Lessee; Lessee has not made a general assignment for the benefit of creditors; and Lessee does not contemplate initiating any such filing or assignment.

15.    No Further Modification. Except as set forth in this Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect. In the event of any conflict between the terms and provisions of this Amendment and the terms and provisions of the Lease, the terms and provisions of this Amendment shall supersede and control.

16.    Certified Access Specialist Disclosures. For purposes of Section 1938 of the California Civil Code, Lessor hereby discloses to Lessee, and Lessee hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialist (CASp). Lessor further discloses the following pursuant to Section 1938 of the California Civil Code: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs to correct violations of the construction related accessibility standards within the premises.”

Pursuant to Section 1938 of the Civil Code, upon at least thirty (30) days’ prior written notice to Lessor, Lessee shall have the right to require a CASp inspection of the Premises. If Lessee requires a CASp inspection of the Premises, then: (a) Lessor and Lessee shall mutually agree on the arrangements for the time and manner of the CASp inspection during such 30-day period; (b) the contract with the CASp inspector shall require the inspector to perform the inspection in accordance with the standard of care applicable to experts performing such inspections, and Lessor shall be an intended third party beneficiary of such contract; (c) the CASp inspection shall be conducted (i) at Lessee’s sole cost and expense, (ii) by a CASp reasonably approved in advance by Lessor, (iii) in a manner reasonably satisfactory to Lessor, and (iv) shall be addressed to, and, upon completion, promptly delivered to, Lessor and Lessee; (d) the information in the inspection shall not be disclosed by Lessee to anyone other than contractors, subcontractors, and consultants of Lessee who are retained by Lessee to complete any repairs or correct violations to the extent that Lessee has agreed to undertake such repairs or corrections or who otherwise have a need to know the information therein and who are directed not to further disclose such information; and (e) Lessee shall pay to Lessor, as and when required by Lessor, the cost of making any repairs to correct violations of the construction related accessibility standards within or relating to the Premises.

17.    Counterparts; Electronic Signatures. This Amendment may be executed in counterparts, each of which will constitute an original, but all of which together will constitute one and the same instrument. The parties agree that a signed copy of this Amendment transmitted by one party to the other party(ies) by facsimile, by electronic transmission, or by an electronic signature platform (such as DocuSign) will be binding upon the sending party to the same extent as if it had delivered a signed original of this Amendment.

IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first above written.

LESSOR:		LESSEE:

LUNDY ASSOCIATES, LLC, a California		QUICKLOGIC CORPORATION, a Delaware
limited liability company		corporation

By:/s/ Don Turnquist		By:/s/ Elias Nader

Name:	Don Turnquist	Name:	Elias Nader

Title:	owner	Title:	CFO

Dated:	10/25/2023	Dated:	10/24/2023

EXHIBIT A

OPTION TO EXTEND

1.    Grant of Option; Conditions. Subject to the provisions of this Exhibit A, and provided the Lease is not terminated per the terms of Section 2 of the Third Amendment to Lease, Lessee shall have the right (the “Extension Option”) to extend the Term for one (1) additional period of five (5) years commencing on the day following the Expiration Date and ending on April 14, 2032 (the “Second Extension Term”). Lessee’s right to exercise the Extension Option is subject to the satisfaction of the following conditions, each of which is for Lessor’s sole benefit:

A.

Not less than nine (9) and not more than twelve (12) full calendar months before the Expiration Date, Lessee delivers written notice to Lessor (the “Extension Notice”) electing to exercise the Extension Option and stating Lessee’s estimate of the Prevailing Market Rent (defined in Section 5 below) rate for the Second Extension Term;

B.	Lessee is not in default under the Lease beyond any applicable cure period when Lessee delivers the Extension Notice, or at the commencement of the Second Extension Term;

C.	No part of the Premises is sublet when Lessee delivers the Extension Notice; and

D.	The Lease has not been assigned before Lessee delivers the Extension Notice.

2.    Terms Applicable to Second Extension Term.

A.

During the Second Extension Term, (a) the Base Rent rate per rentable square foot shall be equal to the Prevailing Market Rent rate per rentable square foot; (b) Base Rent shall increase, if at all, in accordance with the increases assumed in the determination of Prevailing Market Rent rate; and (c) Base Rent shall be payable in monthly installments in accordance with the terms and conditions of the Lease.

B.	During the Second Extension Term Lessee shall pay Lessee’s Share of Common Area Operating Expenses for the Premises in accordance with the Lease.

3.    Procedure for Determining Prevailing Market. The Prevailing Market Rent shall be mutually agreed upon by Lessor and Lessee in writing within the thirty (30) calendar day period commencing eight (8) months prior to commencement of the Second Extension Term. If Lessor and Lessee are unable to agree upon the Prevailing Market Rent within such thirty (30) day period, then the Prevailing Market Rent shall be established by appraisal in accordance with the procedures set forth below.

Within fifteen (15) days after the expiration of the thirty (30) day period for the mutual agreement of Lessor and Lessee as to the Prevailing Market Rent, each party hereto, at its cost, shall engage a real estate broker to act on its behalf in determining the Prevailing Market Rent. The brokers each shall have at least ten (10) years’ experience with leases in San Jose and shall submit to Lessor and Lessee in advance for Lessor’s and Lessee’s reasonable approval the appraisal methods to be used. If a party does not appoint a broker within such fifteen (15) day period but a broker is appointed by the other respective party, the single broker appointed shall be the sole broker and shall set the Prevailing Market Rent. If the two brokers are appointed by the parties as stated in this paragraph, such brokers shall meet promptly and attempt to set the Prevailing Market Rent. If such brokers are unable to agree within thirty (30) days after appointment of the second broker, the brokers shall elect a third broker meeting the qualifications stated in this paragraph within ten (10) days after the last date the two brokers are given to set the Prevailing Market Rent. Each of the parties hereto shall bear one-half (1/2) the cost of appointing the third broker and of the third broker’s fee. The third broker shall be a person who has not previously acted in any capacity for either party. Once a party has selected a broker and negotiations have commenced between the brokers, such broker may not be replaced with another broker.

The third broker shall conduct his or her own investigation of the Prevailing Market Rent, and shall be instructed not to advise either party of his or her determination of the Prevailing Market Rent except as follows: When the third broker has made his or her determination, he or she shall so advise Lessor and Lessee and shall establish a date, at least five (5) days after the giving of notice by the third broker to Lessor and Lessee, on which he or she shall disclose his determination of the Prevailing Market Rent. Such meeting shall take place in the third broker’s office unless otherwise agreed by the parties. After having initialed a paper on which his determination of Prevailing Market Rent is set forth, the third broker shall place his or her determination of the Prevailing Market Rent in a sealed envelope. Lessor’s broker and Lessee’s broker shall each set forth their determination of Prevailing Market Rent on a paper, initial the same and place them in sealed envelopes. Each of the three envelopes shall be marked with the name of the party whose determination is inside the envelope.

In the presence of the third broker, the determination of the Prevailing Market Rent by Lessor’s broker and Lessee’s broker shall be opened and examined. If the higher of the two determinations is one hundred five percent (105%) or less of the amount set forth in the lower determination, the average of the two determinations shall be the Prevailing Market Rent, the envelope containing the determination of the Prevailing Market Rent by the third broker shall be destroyed and the third broker shall be instructed not to disclose his or her determination. If either party’s envelope is blank, or does not set forth a determination of Prevailing Market Rent, the determination of the other party shall prevail and be treated as the Prevailing Market Rent. If the higher of the two determinations is more than one hundred five percent (105%) of the amount of the lower determination, the envelope containing the third broker’s determination shall be opened. If the value determined by the third broker is the average of the values proposed by Lessor’s broker and Lessee’s broker, the third broker’s determination of Prevailing Market Rent shall be the Prevailing Market Rent. If such is not the case, Prevailing Market Rent shall be the rent proposed by either Lessor’s broker or Lessee’s broker which is closest to the determination of Prevailing Market Rent by the third broker.

Notwithstanding anything in this Exhibit A to the contrary, in no event shall the Prevailing Market Rent rate be less than the Base Rent payable in the last month of the Extension Term.

The parties expressly agree that the provisions of this Section 3 shall be implemented in accordance with express terms of this Section 3 and under such other procedures as the parties may agree to in their sole discretion, and except as expressly set forth above, shall not be subject to or governed by the provisions of California Code of Civil Procedure Section 1280 et seq. as an arbitration, and all such arbitration provisions are hereby intentionally waived.

4.    Extension Amendment. If Lessee is entitled to and properly exercises its Extension Option, and if the Prevailing Market Rent rate for the Second Extension Term is determined in accordance with Section 3 above, Lessor, within a reasonable time thereafter, shall prepare and deliver to Lessee an amendment (the “Extension Amendment”) reflecting changes in the Base Rent, the Second Extension Term, the Expiration Date, and other appropriate terms, and Lessee shall execute and return the Extension Amendment to Lessor within fifteen (15) days after receiving it. Notwithstanding the foregoing, upon determination of the Prevailing Market Rent rate for the Second Extension Term in accordance with Section 3 above, an otherwise valid exercise of the Extension Option shall be fully effective whether or not the Extension Amendment is executed.

5.    Definition of Prevailing Market Rent. The Base Rent shall be the “Prevailing Market Rent” (as defined below) for the Premises (excluding Lessee’s furniture, fixtures and equipment) based upon the terms of this Lease, as so extended. Prevailing Market Rent shall include the periodic rental increases, if any, that would be included for space leased for the period of the Second Extension Term. For purposes of this Section 5, the term “Prevailing Market Rent” shall mean the rental rate that would be applicable for a lease term commencing on the commencement date of the Second Extension Term and that would be payable in any arm’s length negotiations for the Premises in their then as-is condition, for the Second Extension Term, which rental rate shall be established by reference to rental terms in leases actually executed for comparable space under primary lease (and not sublease), taking into consideration the location of the Building and such amenities as existing improvements, situated in comparable area of San Jose, in similar physical and economic condition as the Building, engaged in then-prevailing ordinary rental market practices with respect to tenant concessions (if any) (e.g. not offering extraordinary rental, promotional deals and other concessions to tenants in an effort to alleviate cash flow problems, difficulties in meeting loan obligations or other financial distress, or in response to a greater than average vacancy rate in a particular building) and taking into account then market concessions (including, but not limited to, any construction allowances and/or rent abatement). The determination of Prevailing Market Rent shall take into account any material economic differences between the terms of the Lease and any comparison lease, such as rent abatements, construction costs and other concessions, the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes, and any reasonably anticipated changes in the Prevailing Market Rent rate from the time such Prevailing Market Rent rate is being determined and the time such Prevailing Market Rent rate will become effective under the Lease.

6.    Subordination. Notwithstanding anything herein to the contrary, Lessee’s Extension Option is subject and subordinate to the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant of the Building or the Project existing on the date hereof.

7.    Delay In Determination. If the Prevailing Market Rent is not established prior to the commencement of the Second Extension Term, then Lessee shall continue to pay as Base Rent and additional Rent the sums in effect as of the last day of the Extension Term and, once the Prevailing Market Rent is determined, Lessee shall, within thirty (30) days following receipt of Lessor’s invoice therefor, pay to Lessor any deficiency in the amount paid by Lessee during such period.